EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
SALESFORCE, INC.

Salesforce, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.The name of the Corporation is Salesforce, Inc. The Corporation was originally incorporated under the name salesforce.com, inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on February 3, 1999. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary on April 4, 2022 (the “Restated Certificate of Incorporation”).

2.This Certificate of Amendment to the Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL and amends provisions of the Restated Certificate of Incorporation.

3.The amendments to the existing Restated Certificate of Incorporation being effected hereby are to amend and restate in its entirety Article EIGHTH of the Restated Certificate of Incorporation to read as follows:

EIGHTH:     A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability, or limitation thereof, is not permitted under the Delaware General Corporation Law.

    If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, as applicable, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

4.This Certificate of Amendment to the Restated Certificate of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its duly authorized officer this 28th day of June 2024.

SALESFORCE, INC.

By:     /s/ SABASTIAN NILES
Name:    Sabastian Niles
Title:    President and Chief Legal Officer